Exhibit 99.1

NASDAQ: EPMD	For Further Information Contact:
FOR IMMEDIATE RELEASE	Matthew C. Hill, CFO
(856) 753-8533

EP MEDSYSTEMS REPORTS 2006 FOURTH QUARTER

AND YEAR-END FINANCIAL RESULTS

West Berlin, NJ (March 29, 2007)—EP MedSystems, Inc. (NASDAQ: EPMD), today announced financial results for the 2006 fourth quarter and year ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $4,369,000, representing a 5% increase over the same period in 2005 and 15% over the third quarter of 2006. Net loss for the fourth quarter of 2006 was $1,077,000, or a loss of $0.04 per basic and diluted share, compared to a net loss of $1,351,000, or a loss of $0.05 per basic and diluted share, for the fourth quarter of 2005.

Revenues for the 2006 full year were $15,558,000, representing a 7% decrease over revenues reported in 2005. The 2006 decline in revenue is primarily attributable to negative year over year comparisons of the second and third quarters resulting from reduced sales of the integrated RPM navigation product from our collaboration with Boston Scientific Corporation. Net loss for 2006 was $6,477,000, or a loss of $0.22 per basic and diluted share, compared to a net loss of $5,773,000, or a loss of $0.22 per basic and diluted share, for 2005. Gross margin was unchanged at 61% for both 2006 and 2005. Cash and cash equivalents as of December 2006 were $7,743,000.

Dave Bruce, EP MedSystems’ President and Chief Executive Officer stated, “We are pleased to see growth in the 2006 fourth quarter over 2005 despite the reduction in RPM sales. Though we anticipate the quarterly volatility of revenue inherent in medical capital equipment to continue, we are expanding our opportunities for growth in our markets with the launch of our newer integration products, plus our recently announced collaboration with Philips Medical Systems in ultrasound imaging catheters. We’ve recently released our ViewMate II system and have begun customer demonstrations with our dedicated ultrasound sales team and look forward to achieving success in the market. “

The Company will discuss its fourth quarter and year end financial results on a conference call scheduled to take place today, March 29, 2007, at 4:30 p.m. EST. To participate, call (800) 366-7417 at least 10 minutes prior to the scheduled start time. When prompted, give the operator your name, firm name and phone number. The phone replay will be available for five business days following the call by dialing (800) 405-2236 and entering 11087133 followed by the “#” key when prompted for a code. Also, an instant replay of the conference call will be available over the Internet at http://www.epmedsystems.com in the Investor Relations area of the website

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used to diagnose and treat certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation, the EP-4™ Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, the ALERT® System and ALERT family of internal cardioversion catheters, and the ViewMate® and ViewMate II intracardiac ultrasound catheter imaging system, for more information, visit our Website at www.epmedsystems.com.

For more information, visit our Website at www.epmedsystems.com.

EP MEDSYSTEMS, INC.

SELECTED FINANCIAL DATA

	For the Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Income Statement Data
Net Sales	$4,369,000	$4,168,000	$15,558,000	$16,669,000
Cost of products sold	1,740,000	1,801,000	6,125,000	6,420,000

Gross Profit	2,629,000	2,367,000	9,433,000	10,249,000
Operating expenses
Sales and marketing	2,335,000	2,072,000	9,683,000	8,485,000
General and administrative	802,000	1,325,000	3,737,000	5,397,000
Research and development	690,000	614,000	2,738,000	2,374,000

Loss from operations	(1,198,000)	(1,644,000)	(6,725,000)	(6,007,000)

Interest income (expense), net	34,000	3,000	161,000	(56,000)
Income tax benefit	87,000	290,000	87,000	290,000

Net Loss	$(1,077,000)	$(1,351,000)	$(6,477,000)	$(5,773,000)

Basic and diluted loss per share	$(0.04)	$(0.05)	$(0.22)	$(0.22)

Weighted Average
Shares Outstanding	30,366,236	25,938,219	29,330,452	25,801,729

	At December 31, 2006	At December 31, 2005
Balance Sheet Data
Cash and cash equivalents	$7,743,000	$5,180,000
Working capital	12,033,000	7,758,000
Total assets	18,311,000	15,131,000
Total liabilities	6,122,000	6,778,000
Shareholder’s equity	12,189,000	8,353,000

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs; possible fines costs or penalties that may be incurred in connection with the government inquires and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-K and quarterly reports filed on Form 10-Q.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

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